UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                   FORM 15

    Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                                                 Commission File Number 0-21034


                                    PROXIMA CORPORATION
                  (Exact name of registrant as specified in its charter)


                                  9440 Carroll Park Drive
                                   San Diego, California
                                      (619) 457-5500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                       Common Stock
                                 $.001 par value per share
                 (Title of each class of securities covered by this Form)


                                           None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  <checked-box>      Rule 12h-3(b)(1)(i)  <checked-box>
      Rule 12g-4(a)(1)(ii) <square>           Rule 12h-3(b)(1)(ii) <square>
      Rule 12g-4(a)(2)(i)  <square>           Rule 12h-3(b)(2)(i)  <square>
      Rule 12g-4(a)(2)(ii) <square>           Rule 12h-3(b)(2)(ii) <square>
                                              Rule 15d-6           <square>


Approximate number of holders of record as of the certification or notice date:
1

      Pursuant to the requirements of the Securities Exchange Act of 1934, Proxima Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   Proxima Corporation

Date: APRIL 15, 1998               /S/ OLE J. FREDRIKSEN
      --------------               --------------------------------------------
                                   By: Ole J. Fredriksen
                                       President